Exhibit 10.1

AGREEMENT

This Agreement (this "Agreement"), dated as of March 12, 2010, is entered into by and between ANTs software inc., a Delaware corporation (together with its successors, "Company"), and Fletcher International, Ltd., a company organized under the laws of Bermuda (together with its successors, "Fletcher").

The parties hereto agree as follows:

1. Purchase and Sale.

In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a) Initial Purchase.  Fletcher agrees to purchase from Company, and Company agrees to sell to Fletcher on the Initial Closing Date (as defined below), in accordance with Section 2 below, one million five hundred thousand (1,500,000) shares (the "Initial Shares") of Company's common stock, $0.0001 par value per share (the "Common Stock"), at a price of one dollar ($1.00) per share for an aggregate purchase price of one million five hundred thousand dollars ($1,500,000).  Concurrently with the issuance of the Initial Shares, Company shall issue to Fletcher a warrant in the form attached hereto as Annex A (the "Initial Warrant") evidencing rights to purchase from Company, subject to the terms and conditions set forth in the Initial Warrant and this Agreement, up to a number of shares of Common Stock as set forth therein.  Fletcher shall have the right to exercise rights under the Initial Warrant in the manner, and subject to the terms, specified in the Initial Warrant.

(b) Initial Closing.  Upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 14 and 15 hereof, the closing (the "Initial Closing") of the sale of the Initial Shares and the issuance of the Initial Warrant shall occur on the third (3rd) Business Day after and excluding the date of this Agreement, or on such other date as Fletcher and Company shall mutually agree (such date, the "Initial Closing Date").  If any of the conditions set forth in Section 14 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the Initial Closing Date or if Company fails to perform its obligations on the Initial Closing Date (including delivery of all Initial Shares and the Initial Warrant on such date) for any reason other than Fletcher's failure to satisfy the relevant conditions required by Section 15 hereof, then in addition to all remedies available to Fletcher at law or in equity, Fletcher may, at its sole discretion and at any time, elect to consummate the investment or not, in its sole discretion, on a later date specified in writing by Fletcher to Company.

(c) Subsequent Investments.

(i) Company grants Fletcher independent rights (the "Fletcher Rights") to require Company to sell to it, at any time and from time to time after the Initial Closing Date, in whole or in part, (A) additional shares of Common Stock, at a price per share equal to the Prevailing Market Price (as defined below) of the Common Stock calculated as of the date of the corresponding Fletcher Notice (as defined below) (the "First Tranche Price"), for up to an aggregate purchase price of five hundred thousand dollars ($500,000) (the "First Tranche Amount"), (B) additional shares of Common Stock, at a price per share equal to the greater of (i) $1.25 per share, and (ii) the Prevailing Market Price (as defined below) of the Common Stock calculated as of the date of the corresponding Fletcher Notice (as defined below) (the "Second Tranche Price"), for up to an aggregate purchase price of three million dollars ($3,000,000) (the "Second Tranche Amount"), and (C) additional shares of Common Stock, at a price per share equal to the greater of (i) $1.50 per share, and (ii) the Prevailing Market Price (as defined below) of the Common Stock calculated as of the date of the corresponding Fletcher Notice (as defined below) (the "Third Tranche Price"), for up to an aggregate purchase price of five million dollars ($5,000,000) (the "Third Tranche Amount") (any purchase of shares of Common Stock in respect of the First Tranche Amount, the Second Tranche Amount and/or the Third Tranche Amount referred to as a "Subsequent Investment"). To exercise any Fletcher Rights, Fletcher shall deliver one or more written notices substantially in the form attached hereto as Annex B (a "Fletcher Notice") to Company from time to time commencing on the date hereof.

(ii) Company shall have the right to deliver to Fletcher a written notice substantially in the form attached hereto as Annex D-1 (the "First Tranche Condition Notice") if, as of April 29, 2010, the following conditions are satisfied:

(1) The Public Float for the third (3rd ) Business Day before April 29, 2010 is at least $58,505,600;

(2) The average of the daily Trading Volumes for the forty (40) Business Day period ending on and including the third (3rd ) Business Day before April 29, 2010 is at least 62,424; and

(3) Company meets all listing and/or quotation requirements of the Principal Listing Exchange.

Following receipt of a First Tranche Condition Notice duly and timely given, Fletcher shall be obligated, subject to the limitations set forth in Section 7 hereof and the satisfaction or waiver of the relevant conditions set forth in Sections 14 and 15 hereof, by issuing one or more Fletcher Notices at any time and from time to time, to purchase shares of Common Stock at the First Tranche Price up to an aggregate purchase price equal to: (x) the First Tranche Amount, less (y) the portion of the First Tranche Amount, if any, for which Fletcher has previously issued one or more Fletcher Notices; provided, that Fletcher has issued Fletcher Notices with respect to the entire First Tranche Amount prior to the date that is three (3) Business Days after and excluding the date of Fletcher's receipt of the First Tranche Condition Notice.

(iii) If the Announcement occurs, then promptly, and no later than two (2) Business Days after the date of the Announcement, Company shall deliver to Fletcher a written notice substantially in the form attached hereto as Annex C (the "Announcement Notice") certifying that the Announcement has occurred.

(iv) No later than the one hundred fifth (105th) Business Day after and excluding the date of the Announcement, Company shall have the right to deliver to Fletcher a written notice substantially in the form attached hereto as Annex D-2 (the "Second Tranche Condition Notice") if, as of the one hundred fourth (104th) Business Day after and excluding the date of the Announcement, the following conditions are satisfied:

(1) The Announcement has occurred on or before May 31, 2010;

(2) The Announcement Notice has been duly and timely given;

(3) The average of the Prevailing Market Prices of the Common Stock for the sixty (60) Business Days ending on and including such date exceeds $1.125; and

(4) Company remains Publicly Traded as of such date.

Following receipt of a Second Tranche Condition Notice duly and timely given, Fletcher shall be obligated, subject to the limitations set forth in Section 7 hereof and the satisfaction or waiver of the relevant conditions set forth in Sections 14 and 15 hereof, by issuing one or more Fletcher Notices at any time and from time to time, to purchase shares of Common Stock at the Second Tranche Price up to an aggregate purchase price equal to: (x) the Second Tranche Amount, less (y) the portion of the Second Tranche Amount, if any, for which Fletcher has previously issued one or more Fletcher Notices; provided, that Fletcher has issued Fletcher Notices with respect to the entire Second Tranche Amount prior to the date that is three (3) Business Days after and excluding the date of Fletcher's receipt of the Second Tranche Condition Notice.

(v) No later than the one hundred eightieth (180th) Business Day after and excluding the date of the Announcement, Company shall have the right to deliver to Fletcher a written notice substantially in the form attached hereto as Annex D-3 (the "Third Tranche Condition Notice") if, as of the one hundred seventy-ninth (179th) Business Day after and excluding the date of the Announcement, the following conditions are satisfied:

(1) The Announcement has occurred on or before May 31, 2010;

(2) The Announcement Notice has been duly and timely given;

(3) The average of the Prevailing Market Prices of the Common Stock for the sixty (60) Business Days ending on and including such date exceeds $1.35; and

(4) Company Remains Publicly Traded as of such date.

Following receipt of a Third Tranche Condition Notice duly and timely given, Fletcher shall be obligated, subject to the limitations set forth in Section 7 hereof and the satisfaction or waiver of the relevant conditions set forth in Sections 14 and 15 hereof, by issuing one or more Fletcher Notices at any time and from time to time, to purchase shares of Common Stock at the Third Tranche Price up to an aggregate purchase price equal to: (x) the Third Tranche Amount, less (y) the portion of the Third Tranche Amount, if any, for which Fletcher has previously issued one or more Fletcher Notices; provided, that Fletcher has issued Fletcher Notices with respect to the entire Third Tranche Amount prior to the date that is three (3) Business Days after and excluding the date of Fletcher's receipt of the Third Tranche Condition Notice.

(vi) The deadline for Fletcher to issue Fletcher Notices with respect to each Subsequent Investment under Sections 1(c)(ii), (c)(iv) and (c)(v) hereof shall be extended by two (2) Business Days for: (A) each Public Market Unavailability Day (or portion thereof), and (B) each Business Day (or portion thereof) occurring during the period (x) commencing on the earlier of the day on which Company restates or announces its intention to restate any portion of Company Financial Statements, and (y) ending on the date on which Company files quarterly or annual financial statements that constitute a Restatement on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the SEC (and if Company makes multiple filings of a Restatement with the SEC, the last of such dates); provided, that, if Fletcher receives a First Tranche Condition Notice, a Second Tranche Condition Notice or a Third Tranche Condition Notice duly and timely given that would otherwise obligate it to consummate a Subsequent Investment, but the deadline for Fletcher to issue a Fletcher Notice with respect to such Subsequent Investment has been extended pursuant to this Section 1(c)(vi), then such First Tranche Condition Notice, Second Tranche Condition Notice or Third Tranche Condition Notice shall be null and void (and Fletcher shall not be obligated to consummate such Subsequent Investment) unless the conditions set forth in Section 1(c)(ii)(1)-(3), Section 1(c)(iv)(1)-(4) or Section 1(c)(v)(1)-(4), as applicable, are also satisfied as of the Business Day immediately preceding such extended deadline.

(d) Quarterly Payments.

(i) So long as any portion of the Initial Warrant remains outstanding and unexercised, Company shall pay to Fletcher on March 31, 2010 and each June 30, September 30, December 31 and March 31 thereafter (or if any such date is not a Business Day, the next succeeding Business Day) (each a "Quarterly Payment Date") a payment equal to: the product of (A) the quotient of (x) the remaining Warrant Amount as of the third (3rd) Business Day preceding the Quarterly Payment Date divided by (y) the Warrant Price as of such date, multiplied by (B) $0.01 per share (each, a "Quarterly Payment").

(ii) Except as provided in Section 1(d)(iii), and subject to the limitations set forth in Section 7 hereof and to the satisfaction or waiver of the relevant conditions set forth in Sections 14 and 15 hereof, if as of any Quarterly Payment Date there is no Effective Election Notice or there is an Effective Election Notice that provides that Company will pay Quarterly Payments in Common Stock, the Quarterly Payment on such Quarterly Payment Date shall be made by issuance to Fletcher of that number of shares of Common Stock equal to (x) the amount of the Quarterly Payment divided by (y) the Prevailing Market Price of the Common Stock on the third (3rd) Business Day preceding the Quarterly Payment Date (a "Share Quarterly Payment").

(iii) If as of any Quarterly Payment Date there is an Effective Election Notice that provides that Company will pay Quarterly Payments in cash, or if there is no such Effective Election Notice but such Quarterly Payment cannot be made in Common Stock on the Quarterly Payment Date (whether as a result of the limitations set forth in Section 7 hereof or the failure of any relevant condition set forth in Section 14 or 15 hereof to be satisfied or waived or otherwise), then such Quarterly Payment shall be made in cash on the Quarterly Payment Date by wire transfer of immediately available funds to an account designated by Fletcher in writing.

(iv) "Effective Election Notice" means an Election Notice following the thirtieth (30th) Business Day after its delivery to Fletcher, which shall, after expiration of such thirty (30) Business Day period, supersede any prior Effective Election Notice.

(v) "Election Notice" means a notice, substantially in the form attached as Annex E to the Agreement, delivered by Company to Fletcher signifying its election to deliver cash or shares of Common Stock in respect of future Quarterly Payments.

(vi) Company shall be entitled to deduct and withhold from any Quarterly Payment such amounts as Company is required to deduct and withhold with respect to such Quarterly Payment under the Internal Revenue Code of 1986, as amended, or other provision of state, local or foreign tax law.

(vii) Interest shall be due and payable on any Quarterly Payment that is due to Fletcher pursuant to this Section 1(d) and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at an annual rate equal to the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.  Any such interest shall be paid in cash no later than the date that the Quarterly Payment is made by wire transfer of immediately available funds to an account designated by Fletcher in writing.

(e) Subsequent Closings.  Subject to the limitations set forth in Section 7 hereof, and upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 14 and 15 hereof, the closing of a Subsequent Investment or a Share Quarterly Payment, as applicable (each, a "Subsequent Closing"), shall occur on the third (3rd) Business Day after and excluding the date of delivery of the applicable Fletcher Notice or in the case of a Share Quarterly Payment on the applicable Quarterly Payment Date, or on such other date as Fletcher and Company shall mutually agree (such date and time being referred to herein as the applicable "Subsequent Closing Date" and together with the Initial Closing Date, each a "Closing Date").  Subject to Section 1(d)(iii) with respect to a Subsequent Closing for a Share Quarterly Payment, if any of the relevant conditions set forth in Section 14 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on a Subsequent Closing Date or if Company fails to perform its obligations on such Subsequent Closing Date for any reason other than Fletcher's failure to satisfy the relevant conditions required by Section 15 hereof, then in addition to all remedies available to Fletcher at law or in equity, Fletcher may, at its sole discretion and at any time, elect to consummate or not consummate the applicable Subsequent Investment or Share Quarterly Payment, in its sole discretion, on a later date specified in writing by Fletcher to Company; provided, that regardless of whether Fletcher chooses to consummate such Subsequent Closing, Fletcher shall be deemed to have acquired shares for the purchase price specified in the applicable Fletcher Notice for purposes of determining whether Fletcher has fulfilled its obligation to acquire the First Tranche Amount, Second Tranche Amount or Third Tranche Amount, as applicable.

(f) Certain Defined Terms.  As used herein, the following terms shall be defined as follows:

(i) "Additional Common Shares" means Common Shares issued pursuant to a Subsequent Investment or a Share Quarterly Payment.

(ii) "Announcement" means Company's global IT partner publicly announces the immediate availability of a new functionality that was jointly developed in a partnership with Company for such global IT partner's database server software, providing compatibility to re-host applications from the Sybase ASE Database.

(iii) "Business Day" means any day on which the Common Stock may be traded on the Principal Listing Exchange or, if not admitted for trading on any Market, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

(iv) "Common Shares" means the shares of Common Stock issuable under this Agreement and upon exercise of the Warrant (as defined below).

(v) "Daily Market Price" means, with respect to a security on any date, the amount per share of such security equal to (i) the daily volume-weighted average price on such date on the Principal Listing Exchange or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date on the Principal Listing Exchange, in each case as reported by Bloomberg, L.P. (or by such other Person as Fletcher and Company may agree), or (ii) if such security is not then listed or admitted to trading on a Market, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company's Board of Directors as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Fletcher and reasonably acceptable to Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

(vi) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(vii) "FINRA" means Financial Industry Regulatory Authority, Inc.

(viii) "Investment Securities" means the Warrant and all Common Shares.

(ix) "Market" means, with respect to a security, any public securities exchange, market, quotation system or over-the-counter system on which such security is then traded or quoted.

(x) "OTCBB" means the OTC Bulletin Board service or any replacement service offered by FINRA.

(xi) "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(xii) "Prevailing Market Price" means, with respect to a security on any reference date, the average of the Daily Market Prices of such security for the forty (40) Business Days ending on and including the third (3rd) Business Day before such reference date, but not greater than the average of the Daily Market Prices of such security for any five (5) consecutive or nonconsecutive Business Days (determined in Fletcher's sole discretion) of such forty (40) Business Day period.

(xiii) "Principal Listing Exchange" means the principal U.S. Market on which the Common Stock is then traded or quoted, which as of the date of this Agreement is the OTCBB.

(xiv) "Public Float" means, for a particular reference date, (A) the public float for the Common Stock on such reference date on the Principal Listing Exchange, as reported by Bloomberg, L.P. (or by such other Person as Fletcher and Company may agree) multiplied by (B) the Daily Market Price of the Common Stock on such reference date.

(xv) "Publicly Traded" means, as of a particular reference date, that (A) the Public Float for the third (3rd) Business Day before such reference date exceeds 91,415,000, (B) the average of the Trading Volumes for each Business Day in the forty (40) Business Day period ending on and including the third (3rd) Business Day before such reference date exceeds 97,538, (C) Company meets all listing and/or quotation requirements of the Principal Listing Exchange on such reference date and (D) the Covered Securities (as defined below) are registered and freely tradeable on such reference date.

(xvi) "Trading Volume" means, for a particular reference date, the daily trading volume for the Common Stock on such reference date on the Principal Listing Exchange, as reported by Bloomberg, L.P. (or by such other Person as Fletcher and Company may agree).

(xvii) "Warrant" means the Initial Warrant or Subsequent Warrant, or both, as the case may be.

2. Initial Closing Deliveries.

The Initial Closing shall take place initially via facsimile on the Initial Closing Date in the manner set forth below.

(a) Common Stock.  Company shall issue and deliver the number of duly authorized, validly issued, fully paid and non-assessable Initial Shares (x) in uncertificated form by book-entry transfer via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (y) if DWAC is unavailable, by delivery of one or more certificates as provided in Section 2(f), and shall register such shares in the shareholder register of Company in the name of Fletcher or as instructed by Fletcher in writing.

(b) Initial Warrant.  Company shall deliver the Initial Warrant, duly executed by Company in definitive form as provided in Section 2(f), and shall register such Initial Warrant in the warrant register of Company in the name of Fletcher or as instructed by Fletcher in writing.

(c) Purchase Price.  Fletcher shall cause to be wire transferred to Company, in accordance with the instructions set forth in Section 20, the aggregate purchase price of one million five hundred thousand dollars ($1,500,000) in immediately available United States funds.

(d) Closing Documents.  The closing documents required by Sections 14 and 15 shall be delivered to Fletcher and Company, respectively.

(e) Delivery Notice.  Company shall deliver to Fletcher an executed copy of the delivery notice in the form attached hereto as Annex F.

(f) Delivery Procedure. The original Initial Warrant and, if DWAC is unavailable, the original certificates representing shares of Common Stock shall be delivered via Federal Express, at Company's expense, to Fletcher's custodian at the address for such custodian set forth on Annex F or as otherwise instructed by Fletcher in writing, and a copy of the airbill evidencing that such documents have been sent shall be provided to Fletcher on the Initial Closing Date.

The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3. Subsequent Closing Deliveries.

Each Subsequent Closing shall take place initially via facsimile on the applicable Subsequent Closing Date in the manner set forth below. At each Subsequent Closing, the following deliveries shall be made:

(a) Additional Common Shares.  Company shall issue and deliver the number of duly authorized, validly issued, fully paid and non-assessable Additional Common Shares purchased or required to be issued at such Subsequent Closing (x) in uncertificated form by book-entry transfer via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (y) if DWAC is unavailable, by delivery of one or more certificates as provided in Section 3(e), and shall register such shares in the shareholder register of Company in the name of Fletcher or as instructed by Fletcher in writing.

(b) Purchase Price.  For each Subsequent Closing other than a Subsequent Closing for a Share Quarterly Payment, Fletcher shall cause to be wire transferred to Company, in accordance with the instructions set forth in Section 20, the aggregate purchase price payable pursuant to Section 1(c)(ii), (c)(iv) or (c)(v), as applicable, for the Additional Common Shares to be purchased at such Subsequent Closing, in immediately available United States funds.

(c) Closing Documents.  The closing documents required by Sections 14 and 15 shall be delivered to Fletcher and Company, respectively.

(d) Delivery Notice.  Company shall deliver to Fletcher an executed copy of the delivery notice in the form attached hereto as Annex F.

(e) Delivery Procedure. If DWAC is unavailable, the original certificates representing shares of Common Stock purchased at such Subsequent Closing shall be delivered via Federal Express, at Company's expense, to Fletcher's custodian at the address for such custodian set forth on Annex F or as otherwise instructed by Fletcher in writing, and a copy of the airbill evidencing that such documents have been sent shall be provided to Fletcher on the applicable Subsequent Closing Date.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

4. Representations and Warranties of Company.

Company hereby represents and warrants to Fletcher on each Closing Date and each exercise of the Warrant except as set forth on a Schedule of Exceptions attached hereto as Exhibit 1, which shall identify each exception by reference to the specific Section to which such exception applies, as follows:

(a) Incorporation.  Company has been duly incorporated and is validly existing in good standing under the laws of Delaware or, after the Initial Closing Date, if another entity has succeeded Company in accordance with the terms hereof, under the laws of one of the states of the United States or the District of Columbia.

(b) Authorization.  The execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the Investment Securities) have been duly authorized by all requisite corporate action and no further consent or authorization of Company, its Board of Directors or its shareholders is required, except as otherwise contemplated by this Agreement.

(c) Execution and Delivery.  This Agreement has been duly executed and delivered by Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

(d) Corporate Power; Qualification.  Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the Investment Securities) and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, the Registration Statement or a Prospectus, or (C) Company's ability to perform fully on a timely basis its obligations under the Agreement or the Warrant.

(e) No Consents.  No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Company of this Agreement or the performance by Company of any of its obligations hereunder and under the Warrant other than the approval by the SEC of the Registration Statement to be filed pursuant to Section 5(a) hereof.

(f) No Conflict.

(i) Neither the execution and delivery by Company of this Agreement and the Warrant nor the performance by Company of any of its obligations hereunder and thereunder:

(1) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or by-laws or comparable organizational documents of Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Company or any of its subsidiaries is a party, by which Company or any of its subsidiaries is bound, or to which any of the properties or assets of Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Company is a party, or (E) any rule or regulation of the Principal Listing Exchange applicable to Company or the transactions contemplated hereby or of FINRA; or

(2) results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of Company or any of its subsidiaries.

(ii) There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Company's charter documents or the laws of its state of incorporation that is or would become applicable to Fletcher as a result of Fletcher and Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant.

(g) Valid Issuance.  When issued to Fletcher against payment therefor, each Investment Security:

(i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(ii) will be free and clear of any security interests, liens, claims or other encumbrances; and

(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Company.

(h) Registration and Listing.  Any issuance upon exercise of the Warrant, and any resale of Common Shares will be registered under the Securities Act as provided in Section 5(a) hereof.  Company satisfies all continued listing criteria of the Principal Listing Exchange.  No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the Principal Listing Exchange.  All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the Markets where shares of Common Stock are traded, including the Principal Listing Exchange.

(i) Proceedings.  There is no pending or, to the best knowledge of Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its affiliates that would affect the execution by Company of, or the performance by Company of its obligations under, this Agreement or the Warrant.

(j) Public Filings.  Since January 1, 2007, none of Company's filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") or under Section 13 or 15(d) of the Exchange Act (each an "SEC Filing"), including the financial statements and schedules of Company and results of Company's operations and cash flow contained therein, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.  Except as has been disclosed to Fletcher in writing, (i) since January 1, 2009, there has not been any pending or, to the best knowledge of Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Company or any of its subsidiaries or affiliates that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in Company's SEC Filings on or before the date immediately prior to and excluding the date hereof, (ii) since the date of Company's most recent SEC Filing, there has not been, and Company is not aware of, any development or condition that is reasonably likely to result in, a Material Adverse Effect, and (iii) Company's SEC Filings made before and excluding the Closing Date fully disclose all material information concerning Company and its subsidiaries (other than the existence and terms of this Agreement).

(k) Exempt Offering.  The offer and sale of the Common Shares and the Warrant to Fletcher pursuant to this Agreement will, subject to the accuracy of Fletcher's  representations and warranties contained in Section 8 hereof and compliance by Fletcher with the applicable covenants and agreements contained in Section 11 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law.  Neither Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Investment Securities or any other securities to any Person or Persons so as to bring the sale or issuance of the Investment Securities by Company within the registration provisions of the Securities Act, except that the Company will register the Covered Securities.

(l) Capitalization.  Immediately prior to the Initial Closing Date, the authorized capital stock of Company consists of two hundred million (200,000,000) shares of Common Stock, $0.0001 par value per share and fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share.  Immediately prior to the Initial Closing Date, (A) one hundred five million eighty-five thousand four hundred ninety-seven (105,085,497) shares of Common Stock were issued and outstanding, and fifty-six million one hundred fifty-four thousand five hundred forty-six (56,154,546) shares of Common Stock are currently reserved and subject to issuance upon the exercise or conversion of outstanding stock options, warrants, preferred stock or other convertible rights, (B) zero (0) shares of Common Stock are held in the treasury of Company, (C) nine million six hundred seventy-eight thousand three hundred eighty-seven (9,678,387) shares of preferred stock are issued and outstanding, (D) up to three hundred thousand seven hundred fifty-two (300,752) shares of preferred stock are currently reserved and subject to issuance upon the exercise of preferred stock warrants, (E) up to three million two hundred sixty-three thousand five hundred twenty-seven (3,263,527) additional shares of Common Stock may be issued under the Company 2000 Stock Option Plan, which will expire in March 2010, and (F) up to four hundred twenty-four thousand one hundred eighteen (424,118) additional shares of Common Stock may be issued under the Company 2008 Stock Plan.  All of the outstanding shares of Common Stock and preferred stock are, and all shares of capital stock which may be issued pursuant to stock options, warrants, preferred stock or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities.  As of the date hereof, except as set forth above or as disclosed in writing in Schedule 4(l) attached hereto, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of Company were outstanding, no equity equivalents, interests in the ownership or earnings of Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(m) Insolvency.  The sum of the assets of Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities.  Company has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted.  Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(n) Consideration.  As of the Initial Closing Date, the consideration that Company is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from Company pursuant to this Agreement.  As of the Initial Closing Date, under the terms of this Agreement, Company is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by Company to Fletcher.

(o) Backdating of Options.  The exercise price of each option granted by Company has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option.  All grants of such options were validly issued and properly approved by the Board of Directors of Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

(p) Placement Agent's Fees.  Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions, in each case payable to third parties retained by Company, relating to or arising out of the offering of the Investment Securities pursuant to this Agreement.  Company shall pay, and hold Fletcher harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the offering of the Investment Securities pursuant to this Agreement.

(q) No Integrated Offering.  Neither Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Investment Securities to be integrated with prior offerings by Company for purposes of the Securities Act or the rules and regulations of FINRA or the Principal Listing Exchange.

(r) Regulatory Permits.  Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business.  Company is not in material violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it.

(s) Foreign Corrupt Practices.  Neither Company nor any director, officer, agent, employee or other Person acting on behalf of Company has, in the course of its actions for, or on behalf of, Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(t) Sarbanes-Oxley Act.  Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(u) Transactions With Affiliates.  Except as disclosed in Company's SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of Company is presently a party to any transaction with Company required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

(v) Insurance.  Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company is engaged.

(w) Employee Relations.  Company is not a party to any collective bargaining agreement.  Company is in material compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours.

(x) Intellectual Property Rights.  Except as disclosed in Company's SEC Filings:

(i) Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights ("Intellectual Property Rights") currently used in its business as now conducted or necessary to conduct its business as now conducted or as proposed to be conducted in the future and all such Intellectual Property Rights are, to the knowledge of Company, valid, subsisting and enforceable.

(ii) The operation of the business as currently conducted by Company does not infringe, violate or misappropriate the Intellectual Property Rights of any third party, or constitute an unfair competition or an unfair trade practice under any applicable law, except in each event, where individually or in the aggregate, such infringement, violations, misappropriations or unfair competition or trade practice could not reasonably be expected to result in a Material Adverse Effect on the finances or operations of Company, and Company has not received any written notice from any third party claiming any of the foregoing.

(iii) There is no claim, action or proceeding pending or threatened in writing against Company regarding its Intellectual Property Rights or which would otherwise restrict or materially delay the development, testing, approval, use, distribution or sale of Company's products (including those under development).

(iv) Company has used commercially reasonable efforts to defend and enforce its Intellectual Property Rights and to Company's knowledge, no third party is currently infringing, violating or misappropriating any Intellectual Property Rights of Company.

(v) Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, including third party confidential information and trade secrets provided to Company under a duty of confidentiality or non-disclosure.  To Company's knowledge, none of Company's confidential information or trade secrets have been used, disclosed or publicized in any unauthorized manner.

(y) Investment Company.  Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(z) Tax Status.  Except as would not have a Material Adverse Effect, Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(aa) Internal Accounting and Disclosure Controls.  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) that are effective in ensuring that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(bb) Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by Company in its SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(cc) Transfer Taxes.  All stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the offering of the Investment Securities will be, or will have been, fully paid or provided for by Company, and all laws imposing such taxes will be or will have been complied with.

(dd) Manipulation of Price.  Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Company to facilitate the offering of Investment Securities pursuant to this Agreement or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the offering of Investment Securities pursuant to this Agreement.

(ee) Anti-dilution Provisions.  Other than anti-dilution rights present in Company's Certificate of Incorporation or its Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock, as in effect on the date of this Agreement, there is no other anti-dilution provision under any agreement to which Company is party or to which any assets of Company are subject.  The anti-dilution rights present in Company's Certificate of Incorporation or its Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock will not become effective as a result of Fletcher and Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of Company's issuance of the Common Shares hereunder or Fletcher's exercise of the Warrant for Common Shares.

(ff) Certain Notices.  As of each Closing Date, Company has provided Fletcher with all Restatement Notices required to be delivered following a Restatement.

5. Registration Provisions.

(a) Initial Registration.  As soon as practicable after the date hereof, and in no event later than two (2) full Business Days before filing the Registration Statement (as defined below) with the SEC, Company shall provide Fletcher with a draft registration statement on Form S-1 to be filed by Company with the SEC (together with any amendments and supplements thereto and any replacement registration statement with respect thereto, the "Registration Statement") covering (i) the issuance of Common Stock upon the exercise of the Warrant and (ii) the resale of all of the Common Shares (each of (i) and (ii), a "Covered Security" and collectively, "Covered Securities").  Fletcher shall have the right to approve the description of the selling shareholder, plan of distribution and all other references to Fletcher and its affiliates contained in the Registration Statement.  Company shall, at its own expense, file the Registration Statement including the description, as approved by Fletcher, of the selling shareholder, plan of distribution and all other references to Fletcher and its affiliates contained in the Registration Statement, as soon as practicable after such approval by Fletcher, and in no event later than April 15, 2010.  Company shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable, and in no event later than July 1, 2010 (the "Required Registration Date") and cause all Covered Securities to be included on the Registration Statement.  Company shall provide prompt written notice to Fletcher when the Registration Statement has been declared effective by the SEC.  Pursuant to the preceding sentence, Company shall register pursuant to the Registration Statement not less than the number of shares of Common Stock equal to twenty-six million six hundred forty-eight thousand one hundred thirty-eight (26,609,536) (the "Registrable Number").  Company shall promptly amend the Registration Statement (or, if necessary, file a new registration statement) at any time that the number of Common Shares issued and issuable hereunder and under the Warrant exceeds the Registrable Number so that all such Common Shares shall be registered and freely tradable, and the Registrable Number shall be increased accordingly.  The obligations to file the Registration Statement and maintain the effectiveness of the Registration Statement as provided in this Section 5 are referred to herein as the "Registration Requirement."

(b) Maintenance of Registration.  Company will: (A) keep the Registration Statement effective until the earlier of (x) the later of (i) the second (2nd) anniversary of the issuance of the last Covered Security that may be issued, or (ii) such time as all of the Covered Securities issued or issuable hereunder can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") and (y) the date all of the Covered Securities issued or issuable shall have been sold by Fletcher and its affiliates (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, as Fletcher from time to time may reasonably request; (D) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Company are then listed and/or quoted; (E) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (F) otherwise comply with all applicable rules and regulations of the SEC, the Principal Listing Exchange and any other Market on which the Covered Securities are obligated to be listed and/or quoted under this Agreement; and (G) file the documents required of Company and otherwise obtain and maintain requisite blue sky clearance in (x) all jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Fletcher, provided, however, that as to this clause (y), Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented.  Fletcher shall have the right to approve the description of the selling shareholder, plan of distribution and all other references to Fletcher and its affiliates contained in the Registration Statement and each Prospectus.

(c) Prospectus Delivery.  Company shall furnish to Fletcher upon request a reasonable number of copies of a Prospectus and any supplement to or amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Registration Statement.

(d) Rule 144 and S-3 Availability.  With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, Company covenants and agrees to:  (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning Company, until the earlier of (x) the second (2nd) anniversary of the issuance of the last Covered Security to be issued and (y) such date as all of the Covered Securities shall have been resold by Fletcher or any of its affiliates; and (B) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (x) a written statement by Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of Company, and (z) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form S-3 with respect to such Covered Securities.

(e) Blackout Periods.  Notwithstanding anything else in this Section 5, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Security, Company determines in good faith and upon the advice of its outside counsel that a development occurred or a condition existed prior to effectiveness of the Registration Statement as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, or that a material transaction in which Company is engaged or proposes to engage would require an immediate amendment to the Registration Statement, a supplement to the Prospectus, or a filing under the Exchange Act or other public disclosure of material information and the disclosure of such transaction would be premature or injurious to the consummation of the transaction, Company will immediately notify Fletcher thereof by telephone and in writing.  Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Security pursuant to the Registration Statement.  In such event, Company  will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws.  Company  will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Fletcher in accordance with paragraphs (b) and (c) of this Section 5.  Notwithstanding the foregoing, (A) under no circumstances shall Company be entitled to exercise its right to suspend sales of any Covered Securities as provided in this Section 5(e) and pursuant to the Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period.

(f) Blackout Remedies.  Upon the commencement of a Blackout Period pursuant to this Section 5, Fletcher will notify Company of any contract to sell, assign, deliver or otherwise transfer any Covered Security (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and quantity of Covered Securities pursuant to such Sales Contract.  If Fletcher or any of its affiliates are therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract, Company will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 18(a) below) against any Proceeding (as such term is defined in Section 18(a) below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and Company shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.

(g) Registration or Listing Failure.  In addition to any other remedies available to Fletcher under this Agreement, the Warrant or at law or equity, if the Registration Statement has not been declared effective by the SEC by the Required Registration Date, the Registration Statement is otherwise not available with respect to all Covered Securities at any time on or after the Required Registration Date (except during a Blackout Period permitted under Section 5(e)) or the Covered Securities are not listed or quoted and qualified for trading on a Market (each calendar day in which such Registration Statement is unavailable or such securities are not listed or quoted and qualified for trading on a Market, a "Public Market Unavailability Day"), then Company shall pay to Fletcher an amount for each period of thirty (30) Public Market Unavailability Days (or portion thereof) determined as follows:

Period of Public Market Unavailability Days Beginning on:	Amount of Payment for Period or Portion thereof
1st Public Market Unavailability Day	1.50% of the Share Value
31st Public Market Unavailability Day	1.75% of the Share Value
61st Public Market Unavailability Day	2.00% of the Share Value
91st Public Market Unavailability Day	2.25% of the Share Value
121st Public Market Unavailability Day and every thirtieth (30th) Public Market Unavailability Day thereafter	The percentage of the Share Value equal to the percentage for the prior period plus 0.25%

The payment for Public Market Unavailability Days for each period of thirty (30) Public Market Unavailability Days (or portion thereof) shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the last day of such period.  Separate payment shall be due for each period of thirty (30) Public Market Unavailability Days (or portion thereof) and no credit shall be given for any payment made in any prior period.  Interest shall be due and payable on any amount that is due to Fletcher pursuant to this Section 5(g) and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.  Any such interest shall be paid in cash no later than the date that the payment due under this Section 5(g) is made by wire transfer of immediately available funds to an account designated by Fletcher in writing.  "Share Value" for any period of thirty (30) Public Market Unavailability Days (or portion thereof) means the following amount calculated as of the first Public Market Unavailability Day in such period: the aggregate Daily Market Price of all Common Shares previously issued and all Common Shares that could be issued to Fletcher under the Agreement and the Warrant on such Public Market Unavailability Day assuming the exercise in full of all remaining Fletcher Rights and the Warrant and without regard to the limitations set forth in Section 7 of the Agreement or any other limitations on exercise.

6. Subsequent Warrant.

(a) If, for two (2) consecutive calendar quarters commencing on or after the third (3rd) anniversary of the Initial Closing Date, the average of the Daily Market Prices of the Common Stock for all Business Days in such calendar quarter exceeds $3.00 per share (the "Subsequent Warrant Condition"), then Company shall deliver to Fletcher and each Holder (as defined in the Warrant) a written notice substantially in the form attached hereto as Annex G (a "Subsequent Warrant Notice") certifying that the Subsequent Warrant Condition has been satisfied.  In any case, a Subsequent Warrant Notice shall be delivered no later than five (5) Business Days after the date the Subsequent Warrant Condition has been satisfied.

(b) Each Holder may submit one or more Warrant Exercise Notices (as defined in the Warrant) under the Initial Warrant at any time on or before the issuance and delivery of the Subsequent Warrant.  The Initial Warrant shall expire and be of no further force and effect upon the issuance and delivery of the Subsequent Warrant, except that the Initial Warrant shall remain in effect to the extent necessary to consummate any exercises thereof for which Warrant Exercise Notices have been given.  On the tenth (10th) Business Day following Fletcher's receipt of a Subsequent Warrant Notice duly and timely given, Company shall issue and deliver to Fletcher a new warrant (the "Subsequent Warrant"), duly executed by Company in definitive form, in form and substance identical to the Initial Warrant except that (x) the initial Warrant Amount of the Subsequent Warrant shall be ten million dollars ($10,000,000), (y) the Warrant Price of the Subsequent Warrant shall be an amount equal to the product of (1) the Warrant Price (as defined in the Initial Warrant) as of the date of issuance of the Subsequent Warrant multiplied by (2) the quotient equal to $3.00 divided by $0.9030, and (z) the Warrant Term of the Subsequent Warrant shall commence on the date of issuance of the Subsequent Warrant and expire on the second (2nd) anniversary of the date of issuance of the Subsequent Warrant, extended by that number of days, if any, by which the Warrant Term of the Initial Warrant has been extended pursuant to this Agreement and the Initial Warrant (and subject to further extension after the date of issuance as provided in this Agreement and the Subsequent Warrant), and Company shall register the Subsequent Warrant in the warrant register of Company in the name of Fletcher or as otherwise instructed by Fletcher in writing.

7. Beneficial Ownership Limitation.

(a) Maximum Number.  Company shall not issue any Common Shares pursuant to this Agreement or upon any exercise of the Warrant, and Fletcher shall not have the right to receive any such Common Shares, to the extent the number of shares of Common Stock beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Fletcher immediately following such issuance would exceed the Maximum Number. The "Maximum Number" shall initially equal ten million four hundred three thousand four hundred sixty-four (10,403,464) Common Shares, and thereafter shall be automatically adjusted as follows:

(i) Unless expressly waived in writing by Fletcher, Company shall deliver to Fletcher on or before the tenth (10th) day of each calendar month commencing with the month of April 2010 a notice (an "Outstanding Share Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an "Increase") or decrease (a "Decrease"), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in Section 4(l)).

(ii) If an Outstanding Share Notice reflects a Decrease, then upon delivery of such Outstanding Share Notice, unless otherwise provided in a then-effective 65 Day Notice (as defined below), the Maximum Number shall be deemed decreased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice.  If an Outstanding share Notice reflects an Increase, then on the sixty-fifth (65th) day after delivery of such Outstanding Share Notice,  unless otherwise provided in a then-effective 65 Day Notice (as defined below), the Maximum Number shall be deemed increased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice.

(iii) The Maximum Number shall also be increased on the sixty-fifth (65th) day after Fletcher delivers a written notice (a "65 Day Notice") to Company designating a greater Maximum Number.  A 65-Day Notice may be given by Fletcher at any time and from time to time on one more occurrences.

(b) Deferred Issuance.  Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Change of Control) that would have been issued to Fletcher pursuant to this Agreement or upon exercise of the Warrant but for the limitations contained in this Section 7 shall be deferred and shall be delivered to Fletcher promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Fletcher of shares of Common Stock or any other reason) unless Fletcher has withdrawn the applicable Fletcher Notice or Warrant Exercise Notice (as defined in the Warrant).

8. Representations and Warranties of Fletcher.

Fletcher hereby represents and warrants to Company on each Closing Date:

(a) Incorporation.  Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

(b) Authorization, Execution and Delivery.  The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its shareholders is required.  This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(c) No Endorsement.  Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

(d) Accredited Investor.  Fletcher is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

(e) No Distribution.  Fletcher is purchasing the Investment Securities for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.

(f) Registration Exemption.  Fletcher understands that the Investment Securities are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Company is relying on the truth and accuracy of, and Fletcher's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire the Investment Securities.

9. Future Equity Issuances.

(a) If Company engages or participates in (or intends to engage or participate in) any discussion with any Person regarding any sale or issuance to any Person (other than Fletcher or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of Company's capital stock, other than an Excluded Issuance (a "Future Equity Issuance"),the Company shall (i) promptly notify Fletcher of the existence of Company's intentions or discussions with respect to the proposed Future Equity Issuance and (ii) in connection with such notice, inquire whether Fletcher desires to be informed as to the substance of such intentions or discussions. If Fletcher notifies Company in writing that Fletcher elects to become informed with respect to such proposed Future Equity Issuance by 11:59 p.m., New York City time, on the third (3rd) Business Day after and excluding the date on which Company so notifies Fletcher, Company shall use its best efforts to engage in good faith discussions with Fletcher regarding the proposed Future Equity Issuance and shall not consummate such Future Equity Issuance for five (5) full Business Days after and excluding the date of Fletcher's election.  For purposes of clarification, nothing in this Section 9(a) shall obligate Company to allow Fletcher to participate in a Future Equity Issuance.

(b) Upon the consummation of any Future Equity Issuance, the Warrant Price (as defined in the Warrant) shall automatically be reduced to equal the lesser of (A) the Warrant Price as then in effect and (B) the Later Issuance Price.

(c)  If, at any time within one (1) year following any Closing Date or the closing of any exercise of the Warrant (each, a "Diluted Investment Closing"), there is (i) a public disclosure of Company's intention or agreement to engage in a Future Equity Issuance, or (ii) a consummation of a Future Equity Issuance, in each case at a price per share below the purchase price or exercise price per share paid (or deemed paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Fletcher for the Common Shares acquired at such Diluted Investment Closing, then promptly, and in any case within three (3) Business Days, following such disclosure or consummation, Company shall issue and deliver a number of shares of Common Stock to Fletcher equal to the positive difference, if any, with respect to each Diluted Investment Closing, between (x) the quotient of (1) the aggregate purchase price or aggregate exercise price paid (or deemed to have been paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Fletcher with respect to such Diluted Investment Closing divided by (2) the Later Issuance Price (as defined below) and (y) the number of shares of Common Stock actually issued to Fletcher at such Diluted Investment Closing.

(d) "Excluded Issuance" means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services consistent with past practices and approved by the Board of Directors, (C) issuances upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options or warrants in effect on the date hereof, (D) issuances upon the conversion or exchange of any convertible or exchangeable security outstanding on the date hereof, in each case in accordance with the terms of such convertible or exchangeable securities in effect on the date hereof, or (E) Common Shares issued or issuable pursuant to this Agreement or the Warrant.

(e) "Later Issuance Price" means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

(f) Notwithstanding the foregoing, Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the offering of Investment Securities pursuant to this Agreement for purposes of the Securities Act or the rules and regulations of FINRA or the OTCBB.

10. Restatements.

(a) Upon any Restatement, the Warrant Price (as defined in the Warrant) shall automatically be reduced to equal the lesser of (A) the Warrant Price as then in effect and (B) the Restatement Price.

(b) If a Restatement occurs on or before the first (1st) anniversary of a Diluted Investment Closing:

(i) Company shall deliver to Fletcher a written notice  (a "Restatement Notice") in substantially the form and substance attached hereto as Annex H, within three (3) Business Days of such Restatement, stating the date on which such Restatement has occurred and including the documents in which such Restatement was publicly disclosed; and

(ii) Promptly, and in any case within three (3) Business Days, following receipt of a Restatement Adjustment Notice, Company shall issue and deliver a number of shares of Common Stock to Fletcher equal to the positive difference, if any, with respect to each such Diluted Investment Closing between (A) the quotient of (x) the aggregate purchase price or aggregate exercise price paid (or deemed to have been paid in the case of a Share Quarterly Payment or Cashless Exercise (as defined in the Warrant)) by Fletcher with respect to such Diluted Investment Closing divided by (y) the Restatement Price and (B) the number of shares of Common Stock actually issued to Fletcher at such Diluted Investment Closing.

(c) At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline, Fletcher may deliver a notice in the form attached hereto as Annex I (a "Restatement Adjustment Notice") to Company specifying the Restatement Date, the Restatement Price, and calculating the number of shares of Common Stock, if any, required to be issued by Company to Fletcher pursuant to clause (b)(ii) of this Section 10.

(d) "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by Company with (or furnished by Company to) the SEC or publicly announced by Company.

(e) "Restatement" means the earlier of (x) the announcement by Company of its intention to restate any portion of Company Financial Statements and (y) the actual restatement by Company of any portion of Company Financial Statements.

(f) "Restatement Adjustment Notice Deadline" means the sixtieth (60th) Business Day after the later of (i) the date on which Company delivers the Restatement Notice to Fletcher and (ii) the date on which Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement.

(g) "Restatement Date" means, at the option of and pursuant to the determination of Fletcher (as designated in a notice from Fletcher to Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by Company of its intention to restate any portion of Company's Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

(h) "Restatement Price" means the Daily Market Price calculated as of any day during either of the following periods, in the sole discretion of Fletcher: (A) the forty (40) Business Days after and excluding the related Restatement Date or (B) the forty (40) Business Days after and excluding any date on which Company files restated financial statements with the SEC with respect to such Restatement.

11. Covenants of Company.

Company covenants and agrees with Fletcher as follows:

(a) Listing.  For so long as Fletcher owns or has the right to purchase any Investment Securities, and for a period of one (1) year thereafter, Company will (i) maintain the eligibility of the Common Stock for listing on the Principal Listing Exchange; (ii) regain the eligibility of the Common Stock for listing and/or quotation on all Markets including the Principal Listing Exchange in the event that the Common Stock is delisted by the Principal Listing Exchange or any other applicable Market; and (iii) cause the representations and warranties contained in Section 4 to be and remain true and correct.

(b) Filings.  Company will make all filings required by law with respect to the transactions contemplated hereby.

(c) Compliance with Investment Securities.  Company will comply with the terms and conditions of the Warrant set forth in the Warrant.

(d) Public Disclosure of Agreement and Closings.  Company will provide Fletcher with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.  Company shall, within one (1) Business Days after and excluding each Closing Date, or the date of the closing of any exercise of the Warrant, publicly distribute a press release disclosing the material terms of such transaction and shall, within three (3) Business Days after and excluding each such transaction, file a report with the SEC on Form 8-K with respect to the same.

(e) Financial Statement Certification.  For so long as Fletcher owns any shares of Common Stock, or any Common Shares are issuable upon exercise of the Warrant, Company shall be deemed to have certified to Fletcher, concurrently with the filing of each of its quarterly reports on Form 10-Q with the SEC that the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of Company as of and for the periods presented therein.

(f) Restatements.  If a Restatement occurs, Company shall deliver to Fletcher a Restatement Notice within three (3) Business Days of such Restatement.

(g) Reservation of Shares.  Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the purchase of Common Shares as provided hereunder and the exercise of the Warrant and to satisfy its delivery obligation upon such purchase and/or exercise.

(h) Delivery of 2009 Annual Financial Statements.  As soon as practicable after filing with the SEC, Company shall furnish to Fletcher (i) a true, correct and complete copy of a report of Weiser, LLP together with accompanying consolidated financial statements and schedules of Company at December 31, 2009 and the results of Company's operations and cash flows for the one (1) year period ended December 31, 2009, certified by Weiser, LLP, and (ii) the written consent of Weiser, LLP to furnishing such report as described in clause (i) above.

(i) Cooperation.  Company shall cooperate in good faith to assist with any assignment, pledge, hypothecation or transfer of the Investment Securities by Fletcher, including without limitation, making its representatives available for discussions with lenders and assignees and promptly processing requests to re-title the Investment Securities as necessary.

12. Change of Control.

(a) Assumption of Obligations.  If Company is a party to any transaction that results in a Change of Control, Fletcher and its assigns shall have the rights set forth in the Warrant regarding Changes of Control in addition to the rights contained in this Agreement.  Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of Company's obligations under this Agreement and the Warrant including, but not limited to, the quarterly payment, dividend, voting, share issuance, registration and other provisions regarding the rights to acquire shares of Common Stock at the Subsequent Closings and under the Warrant.  Without limiting the foregoing, (i) all references in this Agreement to the Common Stock shall be deemed to refer to the equivalent security of the Acquiring Person and (ii) the Warrant and all unexercised and unexpired rights under this Agreement shall automatically be converted into equivalent rights with respect to the Acquiring Person including, but not limited to, the right to purchase the equivalent of the Common Stock at the Subsequent Closings and upon the exercise of the Warrant.

(b) Adjustments.  On and after the date a public announcement is made of Company's or any other Person's intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control, the Warrant Price (as defined in the Warrant), the First Tranche Price, the Second Tranche Price, and the Third Tranche Price shall each automatically, and without further action, be adjusted to equal the lesser of (i) such Warrant Price, First Tranche Price, Second Tranche Price or Third Tranche Price as in effect on the date of such announcement, (ii) the Prevailing Market Price of the Common Stock as of the date of such announcement and (iii) the Pre-Acquisition Price (as defined below) with respect to such Change of Control.

(c) Notification.  On the date a public announcement is made that an agreement has been entered into with an Acquiring Person that would result in a Change of Control, Company shall deliver to Fletcher written notice that the Acquiring Person has assumed such obligations.  Company shall provide Fletcher with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person.  Thereafter, Company shall notify Fletcher promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

(d) "Change of Control" means (i) acquisition of Company by means of merger or other form of corporate reorganization in which outstanding shares of Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 promulgated under the Exchange Act), other than a restructuring by Company  where outstanding shares of Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of Company own all of the outstanding shares of the Acquiring Person, (ii) a sale or other disposition of all or substantially all of the assets of Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by Company in which the power to cast the majority of the eligible votes at a meeting of Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock (other than a reorganization or reclassification in which the Common Stock are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of Company immediately prior to such transaction own the Common Stock or other voting stock of Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction).  Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of Company shall not in and of itself constitute a Change of Control.

(e) "Acquiring Person" means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with Company (if other than Company), (ii) the transferee of all or substantially all of the properties or assets of Company, (iii) the corporation consolidating with or merging into Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of Company's stockholders at which directors are elected, (v) in the case of a capital reorganization or reclassification, Company, or (vi) at Fletcher's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Acquiring Person's Annual Report on Form 10-K (if such Acquiring Person is required to file such a report) or would be required to so include the Acquiring Person in such Acquiring Person's consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(f) "Pre-Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price of the Common Stock on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

13. Legend.

Subject to Section 5, Fletcher understands that the certificates or other instruments representing the Investment Securities shall bear a restrictive legend composed of exactly the following words (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT.

The legend set forth above shall be removed and Company shall issue a certificate without such legend to any holder of Investment Securities if, unless otherwise required by state securities laws, such shares are sold pursuant to an effective Registration Statement under the Securities Act, Rule 144 or another applicable exemption from registration.

14. Conditions Precedent to Fletcher's Obligations.

The obligations of Fletcher hereunder are subject to the performance by Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher with respect to a particular closing (which waiver may be given or withheld in Fletcher's sole discretion and any such waiver shall apply solely to the closing specified by Fletcher and shall not obligate Fletcher to provide any subsequent waiver):

(a) Compliance.  On each Closing Date, (i) the representations and warranties made by Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) Company shall have complied fully with all of the covenants and agreements in this Agreement; and (iii) Fletcher shall have received (A) on the Initial Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of Company dated such date and to such effect and (B) on each Subsequent Closing Date a certificate of the Chief Executive Officer and the Chief Financial Officer of Company dated such date and to such effect.

(b) Opinion of Counsel.  On each Closing Date, Company shall have delivered to Fletcher an opinion of The Corporate Law Group reasonably satisfactory to Fletcher, dated the date of delivery, confirming in general the substance of the matters covered by Sections 4(a), (b), (c) (d), (e), (f) (g) and (l) hereof and the first grammatical sentence of Section 4(k) hereof, subject to customary exceptions, exclusions, qualifications, and knowledge limitations.

(c) Listing.  From and after the date of this Agreement through and including the Initial Closing Date and any Subsequent Closing Date, all Common Shares issued to Fletcher and issuable pursuant to this Agreement and the Warrant shall be, and have been, duly listed and admitted for trading on the Principal Listing Exchange.

(d) Financial Reports.  On each Subsequent Closing Date, Company shall provide its most recent Form 10-K filed with the SEC, as well as all reports on Form 10-Q filed by Company with the SEC since the date of such Form 10-K, together with all amendments thereto.

(e) Registration.  On each Subsequent Closing Date (other than a Subsequent Closing Date for the purchase and sale of all or any portion of the First Tranche Amount), the Common Shares shall be freely tradable, there shall be no Blackout Period in effect and the Registration Statement shall be, and have been, effective from and after the Required Registration Date through and including the Subsequent Closing Date;

(f) No Material Non-Public Information  On each Subsequent Closing Date, Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Subsequent Closing Date.

(g) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, condition or circumstance that could reasonably be expected to have a Material Adverse Effect.

(h) Assignment of Kozak IP.  On each Subsequent Closing Date, (i) Joseph Kozak and any applicable affiliates or related parties shall have previously executed and delivered an assignment agreement and any other documentation, in form and substance acceptable to Fletcher, necessary to effectively transfer to the Company all of his right, title and interest in and to the Kozak IP and such assignment agreement and other documentation shall remain in full force and effect, (ii) the Company shall have previously filed such assignment agreement with the U.S. Patent and Trademark Office and taken all other action necessary or advisable to reflect its ownership of the Kozak IP, and (iii) the Company shall solely and exclusively own all right, title and interest in and to the Kozak IP.  "Kozak IP" means all intellectual property, including any intellectual property rights arising therefrom or subsisting therein, to which Joseph Kozak or any of his affiliates or related parties has any right, title or interest, which is related to, derived from, used in or necessary to the Company's conduct of its business as it has been conducted, is presently conducted or is proposed to be conducted in the future, and including without limitation United States Patent Application No.12259210.

15. Conditions Precedent to Company's Obligations.

The obligations of Company hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction of the following conditions precedent, unless expressly waived in writing by Company with respect to a particular closing (which waiver may be given or withheld in Company's sole discretion and any such waiver shall apply solely to the closing specified by Company and shall not obligate Company to provide any subsequent waiver):  on each Closing Date, (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) Company shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

16. Fees and Expenses.

Each of Fletcher and Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, Company shall pay all fees and expenses associated with the Registration Statement and any Prospectus, including, without limitation, all fees and expenses associated with any SEC or FINRA filing, if applicable.

17. Non-Performance.

If Company, at any time, shall fail to deliver the Investment Securities to Fletcher required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement or the Warrant, for any reason other than the failure of any condition precedent to Company's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then Company shall (without limitation to Fletcher's other remedies at law or in equity):

(a) indemnify and hold Fletcher harmless against any loss, claim or damage (including without limitation, incidental and consequential damages and regardless of whether the foregoing results from a third party claim or otherwise) arising from or as a result of such failure by Company; and

(b) reimburse Fletcher for all reasonable out-of-pocket expenses, including fees and disbursements of counsel, incurred by Fletcher in connection with this Agreement and the Warrant and the transactions contemplated herein and therein.

18. Indemnification.

(a) Indemnification of Fletcher.  Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding or potential proceeding and regardless of whether the foregoing results from a third party claim or otherwise) (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i) any untrue or alleged untrue statement of a material fact in a SEC Filing by Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Company or any of its affiliates or any Person acting on its or their behalf;

(ii) any of the representations or warranties made by Company herein being untrue or incorrect at the time such representation or warranty was made; and

(iii) any breach or non-performance by Company of any of its covenants, agreements or obligations under, this Agreement and the Warrant;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

(b) Indemnification of Company.  Fletcher hereby agrees to indemnify Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i) any untrue or alleged untrue statement of a material fact included in an SEC filing by Company with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

(ii) any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

(iii) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Company in connection therewith.

(c) Conduct of Claims.

(i) Whenever a claim for indemnification shall arise under this Section 18 as a result of a third party claim, the party seeking indemnification (the  "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail; provided, that the Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party has been materially prejudiced as a direct result of such delay;

(ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 18 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

19. Survival of the Representations, Warranties, etc.

The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall survive the Initial Closing, the Subsequent Closings and each exercise of the Warrant and remain in full force and effect until the later of (i) the seventh (7th) anniversary of such Closing or exercise of the Warrant and (ii) the first (1st) anniversary of a Change of Control, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder, and even if a party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the applicable Closing or exercise of the Warrant.

20. Notices.

All communications hereunder shall be in writing and delivered as set forth below.

(a) If sent to Fletcher, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon's Court
22 Victoria Street
P.P. Box HM 1179
Hamilton HM EX
Bermuda
Attention:  Desirae Jones, Corporate Administrator
Telephone:         (441) 295-2244
Facsimile:            (441) 292-8666

with a copy to:

Fletcher Asset Management, Inc.
48 Wall Street Address, 5th Floor
New York, NY 10005
Attention:           Peter Zayfert
Telephone:          (212) 284-4800
Facsimile:             (212) 284-4801

                                           with a copy to (which copy shall not constitute notice):

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention:  Greg Klein, Esq.
Telephone:           (310) 203-7177
Facsimile:              (310) 203-7199

(b) If sent to Company, all communications will be deemed delivered: if delivered by hand, on the day received by Company; if sent by reputable overnight courier, on the next Business Day; if transmitted by facsimile to Company, on the date transmitted (provided such facsimile is later confirmed); and if transmitted by email to the Company, on the date transmitted, in each case to the following address (unless otherwise notified in writing of a substitute address):

ANTs software inc.
71 Stevenson Street, Suite 400
San Francisco, CA 94105
Attention:             Chief Financial Officer
Telephone:            (650) 931-0500
Facsimile:               (650) 227-8001
Email:                      joe.kozak@ants.com and dave.buckel@ants.com

with a copy to (which copy shall not constitute notice):

The Corporate Law Group
500 Airport Blvd., Suite 120
Burlingame, CA 94010
Attention:              Paul David Marotta
Telephone:             (650) 227-8000
Facsimile:                (650) 227-8001

All notices delivered by Fletcher pursuant to this Agreement or the Warrant, including, without limitation, any Warrant Exercise Notice (as defined in the Warrant) or 65 Day Notice, shall be deemed effective automatically on the date of delivery.

To the extent that any funds shall be delivered to Company by wire transfer, unless otherwise instructed by Company, such funds should be delivered in accordance with the following wire instructions:

ANTs software inc.
Account Number: 7870956989
ABA Number: 031201360
Bank:  TD Bank
Account Name: ANTs software inc.

21. Miscellaneous.

(a) Counterparts.  The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous photocopy or electronic reproduction by each party's respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b) Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 19 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  Company may not assign this Agreement.  Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities) and the Warrant, in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  No Person acquiring Common Stock from Fletcher pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement.  This Agreement and the Warrant constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.  Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  Nothing in this Agreement shall prohibit Fletcher or any of its affiliates from engaging in any transaction in any stock index, portfolio or derivative of which Common Stock is a component.

(c) Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding").  Each of the parties hereto also agrees not to bring any Related Proceeding in any other court.  Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d) Construction.  Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice.  Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents.  Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.  The parties intend that each representation, warranty, covenant and investment right contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

(e) Specific Enforcement.  Fletcher and Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.  In particular, the parties acknowledge that the business of Company is unique and recognize and affirm that in the event Company breaches this Agreement, money damages would be inadequate and Fletcher would have no adequate remedy at law, so that Fletcher shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Company's obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(f) Remedies Cumulative.  Any and all remedies set forth in this Agreement and the Warrant:  (i) shall be in addition to any and all other remedies Fletcher or Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Fletcher and Company may elect.  The exercise of any remedy by Fletcher or Company shall not be deemed an election of remedies or preclude Fletcher or Company, respectively, from exercising any other remedies in the future.

(g) Obligations.  Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Warrant.  Except as specifically provided otherwise in this Agreement, Company's obligations to indemnify and hold Fletcher harmless in accordance with Section 18 of this Agreement are obligations of Company that Company promises to pay to Fletcher when and if they become due.  Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(h) Amendments.  This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(i) Further Assurances.  Each of the parties will cooperate with the other and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(j) Interpretation.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(k) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Time of Essence.  Time shall be of the essence in this Agreement.

(m) Currency.  All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars.  All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(n) Stock Events.  Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

ANTS SOFTWARE INC.

By: /s/ J M Kozak
Name: Joseph M Kozak
Title: Chairman and CEO

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Peter Zayfert
Name: Peter Zayfert
Title: Authorized Signatory

By: /s/ Stewart Turner
Name: Stewart Turner
Title: Authorized Signatory

Signature Page to Agreement

TABLE OF CONTENTS

1.	PURCHASE AND SALE.	1
2.	INITIAL CLOSING DELIVERIES.	8
3.	SUBSEQUENT CLOSING DELIVERIES.	9
4.	REPRESENTATIONS AND WARRANTIES OF COMPANY.	10
5.	REGISTRATION PROVISIONS.	18
6.	SUBSEQUENT WARRANT.	21
7.	BENEFICIAL OWNERSHIP LIMITATION.	22
8.	REPRESENTATIONS AND WARRANTIES OF FLETCHER.	23
9.	FUTURE EQUITY ISSUANCES.	24
10.	RESTATEMENTS	26
11.	COVENANTS OF COMPANY.	27
12.	CHANGE OF CONTROL.	28
13.	LEGEND.	30
14.	CONDITIONS PRECEDENT TO FLETCHER'S OBLIGATIONS.	31
15.	CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.	32
16.	FEES AND EXPENSES.	32
17.	NON-PERFORMANCE.	32
18.	INDEMNIFICATION.	33
19.	SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC.	35
20.	NOTICES.	35
21.	MISCELLANEOUS.	36

EXHIBIT 1	SCHEDULE OF EXCEPTIONS

ANNEX A	FORM OF INITIAL WARRANT

ANNEX B	FORM OF FLETCHER NOTICE

ANNEX C	FORM OF ANNOUNCEMENT NOTICE

ANNEX D-1	FORM OF FIRST TRANCHE CONDITION NOTICE

ANNEX D-2	FORM OF SECOND TRANCHE CONDITION NOTICE

ANNEX D-3	FORM OF THIRD TRANCHE CONDITION NOTICE

ANNEX E	FORM OF ELECTION NOTICE

ANNEX F	FORM OF DELIVERY NOTICE

ANNEX G	FORM OF SUBSEQUENT WARRANT NOTICE

ANNEX H	FORM OF RESTATEMENT NOTICE

ANNEX I	FORM OF RESTATEMENT ADJUSTMENT NOTICE

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INDEX

65 Day Notice	24
Acquiring Person	30
Additional Common Shares	7
Agreement	1
Announcement	7
Announcement Notice	3
Blackout Period	21
Business Day	7
Change of Control	30
claim	14
Closing Date	6
Common Shares	7
Common Stock	1
Company Financial Statements	27
Covered Securities	18
Covered Security	18
Daily Market Price	7
debt	14
Decrease	23
Diluted Investment Closing	25
Effective Election Notice	5
Election Notice	5
Exchange Act	7
Excluded Issuance	26
FINRA	7
First Tranche Amount	2
First Tranche Condition Notice	2
First Tranche Price	2
Fletcher	1
Fletcher Indemnified Party	34
Fletcher Notice	2
Fletcher Rights	2
Future Equity Issuance	25
Increase	23
Indemnified Party	35
Indemnifying Party	35
Initial Closing	1
Initial Closing Date	1
Initial Shares	1
Initial Warrant	1
Intellectual Property Rights	16
Investment Securities	7
Kozak IP	33
Later Issuance Price	26

ii

Market	8
Material Adverse Effect	11
Maximum Number	23
OTCBB	8
Outstanding Share Notice	23
Person	8
Pre-Acquisition Price	30
Prevailing Market Price	8
Principal Listing Exchange	8
Proceeding	34
Prospectus	19
Public Float	8
Public Market Unavailability Day	21
Publicly Traded	8
Quarterly Payment	5
Quarterly Payment Date	5
Registrable Number	19
Registration Period	19
Registration Requirement	19
Registration Statement	18
Related Proceeding	38
Required Registration Date	19
Restatement	27
Restatement Adjustment Notice	27
Restatement Adjustment Notice Deadline	27
Restatement Date	27
Restatement Notice	26
Restatement Price	27
Rule 144	19
Sales Contract	21
SEC Filing	13
Second Tranche Amount	2
Second Tranche Condition Notice	3
Second Tranche Price	2
Securities Act	13
Share Quarterly Payment	5
Share Value	22
Subsequent Closing	6
Subsequent Closing Date	6
Subsequent Investment	2
Subsequent Warrant	22
Subsequent Warrant Condition	22
Subsequent Warrant Notice	22
Third Tranche Amount	2
Third Tranche Condition Notice	4
Third Tranche Price	2
Trading Volume	8
Warrant	8

iii